Exhibit 16.1

January 18, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Trio Petroleum Corp. included in the Registration Statement on Form S-1 for the event that occurred on December 14, 2022. We agree with the statements concerning our Firm in such Form S-1; we are not in a position to agree or disagree with other statements of Trio Petroleum Corp. contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum llp